Exhibit 5.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

June 15, 2009

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have advised Dominion Resources, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-157013) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering various securities under the Securities Act of 1933, as amended (the “Act”), including, among other securities, the Company’s junior subordinated notes, to be offered from time to time by the Company on terms to be determined at the time of the offering, and (ii) the issuance by the Company of up to $687,500,000 aggregate principal amount (including up to $62,500,000 aggregate principal amount issuable upon exercise of an over-allotment option) of the Company’s 2009 Series A 8.375% Enhanced Junior Subordinated Notes (the “Notes”) as described in the Company’s Prospectus, dated January 29, 2009, which is a part of the Registration Statement, and the Company’s Prospectus Supplement, dated June 10, 2009 (the “Prospectus Supplement”). The Notes are being issued under an indenture dated as of June 1, 2006 (the “Base Indenture”), between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as trustee (the “Indenture Trustee”), as heretofore supplemented and amended and as to be further amended by the Third Supplemental and Amending Indenture among the Company, the Indenture Trustee and Deutsche Bank Trust Company Americas (the “Series Trustee”), pertaining to the Notes and making amendments to the Base Indenture to permit appointment of a trustee for a series of Securities and to amend provisions of the Base Indenture relating to the method by which the payment date of principal for Securities issued may be determined and the circumstances, if any, in which such date may be shortened or extended, either automatically or at the election of the Company (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and resolutions of the Board of Directors of the Company adopted November 24, 2008 and an approval of senior officers of the Company adopted June 10, 2009. The Notes are being offered to the public in accordance with an Underwriting Agreement, dated June 10, 2009, among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

Dominion Resources, Inc.

In addition to the documents described above, we have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Series Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, the Notes will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

            /s/ McGuireWoods LLP